Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-167041) and related Prospectus of SHG Services, Inc. for the registration of its common stock and to the incorporation by reference therein of our report dated March 5, 2008 (except for Notes 2(n) and 8(b) as to which the date is March 4, 2010), with respect to the 2007 consolidated financial statements and schedule of Sun Healthcare Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

August 23, 2010